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                         SYLVAN LEARNING SYSTEMS, INC.

                                                                 August 10, 2000

To The Participants In Our 401(k) Retirement Savings Plan:

   Sylvan Learning Systems, Inc. invites you, as a holder of shares of its common stock through your participation in Sylvan's 401(k) Retirement Savings Plan, to tender to it some or all of the shares held in your savings plan account. We are offering to purchase up to 6,000,000 shares at a price not greater than $15.00 nor less than $13.50 per share, net to the seller in cash, without interest, as specified by shareholders tendering their shares.

   We will select the lowest purchase price that will allow us to buy 6,000,000 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not withdrawn. All shares acquired in the offer will be acquired at the same purchase price.

   Our offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase and related Letter of Transmittal. The terms and conditions of the offer are explained in detail in the enclosed Offer to Purchase and the related Letter of Transmittal. I encourage you to read these materials carefully before making any decision with respect to the offer.

   The offer will expire at 12:00 Midnight, Eastern time, on Thursday, September 7, 2000, unless we extend it. If you wish to tender some or all of the shares held in your savings plan account, you must provide tender instructions to Putnam Fiduciary Trust Company, as trustee of the savings plan and holder of record. These instructions must be received by First Union National Bank, as depositary for the offer, no later than three business days before the expiration of the offer. If you do not wish to tender any of the shares allocated to your savings plan account, you do not need to take any action.

   Instructions on how to tender those shares are explained in detail in the accompanying materials, which you should read and follow carefully. In general, to tender the shares held in your savings plan account, you must complete, sign and deliver the enclosed Directions Form to First Union National Bank in the enclosed self-addressed envelope. Do not complete the enclosed Letter of Transmittal; it is furnished for your information only and cannot be used to tender shares held in your savings plan account. If you authorize the tender of your shares, all such shares will be tendered unless you indicate a lesser number of shares in the Directions Form. You must indicate the price at which you want to tender the shares within the range indicated in the Directions Form and accompanying documents. If your requested tender price is greater than the purchase price determined by Sylvan, Sylvan will not purchase your shares and they will remain in your savings plan account.

   If you tender shares, the tender proceeds will be reinvested pro-rata in accordance with your current investment directions for new elective deferral contributions. However, if your current investment directions for new elective deferral contributions provide that some or all of your contributions are to be invested in Sylvan common stock, then that portion of the tender proceeds will be invested in the Putnam Stable Value Fund. Once the tender proceeds have been credited to your savings plan account, you may reallocate your investments among the various investment funds under the savings plan in the usual manner.

   Sylvan's Board of Directors has approved the offer. However, neither Sylvan nor Sylvan's Board of Directors nor the Dealer Manager is making any recommendation whether you should tender or refrain from tendering you shares or at what purchase price you should choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In deciding whether to tender and at what purchase price, you should consider our reasons for making this offer and recent developments announced by Sylvan, which are discussed in the Offer to Purchase. Our directors and executive officers have advised us that they do not intend to tender any shares in the offer.

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   Putnam Fiduciary Trust Company will not tender any shares for which it does not receive directions in good order. Any tender instructions you provide will be held in strict confidence by Putnam Fiduciary Trust Company and First Union National Bank and will not be divulged or released to any directors, officers or employees of Sylvan, except as required by law.

   If you have any questions regarding the offer or need assistance in tendering your shares, please contact D.F. King & Co., Inc., the Information Agent for the offer, at (800) 207-2014 (toll-free).

                                          Sincerely,

                                          Sylvan Learning Systems, Inc.

                                          Douglas L. Becker
                                          Chairman and Chief Executive Officer

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                             Questions and Answers

             About the Tender Offer For the Common Stock of Sylvan
 That Relate Solely to Participants in Sylvan's 401(k) Retirement Savings Plan

                     At what price may I tender my shares?

  . You may elect to tender your shares at the price determined according to the offer at a specified price, in increments of $0.125, starting at $13.50 per share up to and including $15.00 per share.

  . You must indicate your election as to the number of savings plan shares you wish to tender and the price at which you want to tender those shares on the enclosed Directions Form.

   Our 401(k) Retirement Savings Plan is prohibited from selling shares to us for a price that is less than the prevailing market price. Accordingly, if you elect to tender shares at a price that is lower than the closing market price of our common stock on the Nasdaq Stock Market at the expiration of the offer, the tender price you elect will be deemed to have been increased to the closest tender price that is not less than the closing price on the Nasdaq Stock Market at the expiration of the offer.

         What if my designated price is above Sylvan's purchase price?

  . Shares that are tendered at a designated price that is above the purchase price determined by Sylvan will not be purchased and will remain in your savings plan account.

        How do I tender the shares allocated to my savings plan account?

  . You may instruct the trustee to tender some or all of the shares allocated to your savings plan account by following the instructions in the "Letter to Participants in Sylvan's 401(k) Retirement Savings Plan" furnished separately.

  . The Directions Form provided separately must be completed and sent to First Union National Bank in the envelope provided with these documents.

  . To have shares properly tendered in the offer, First Union National Bank must receive the Directions Form no later than 12:00 Midnight, Eastern time on Friday, September 1, 2000, three business days prior to the expiration of the offer.

   How do I withdraw the shares allocated to my savings plan account from the tender?

  . Shares allocated to your savings plan account can be withdrawn from the tender by notifying First Union National Bank at any time before 12:00 Midnight, Eastern time, on Friday, September 1, 2000, three business days prior to the Expiration Date or at any time after 12:00 Midnight Eastern time, on Thursday, October 5, 2000, if we have not accepted the tendered shares for payment pursuant to the offer before that date.

  . For a withdrawal to be effective, a written, telegraphic or facsimile transmission form must be timely provided to First Union National Bank at the address on the back cover of the Offer to Purchase.

         Who is the trustee of Sylvan's 401(k) Retirement Savings Plan?

  . The trustee of Sylvan's 401(k) Retirement Savings Plan is Putnam Fiduciary Trust Company.

  . First Union National Bank, as depositary, will advise Putnam Fiduciary Trust Company of all plan participant instructions and Putnam Fiduciary Trust Company will tender a Letter of Transmittal on behalf of Sylvan's 401(k) Retirement Savings Plan.

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     What if I hold shares outside Sylvan's 401(k) Retirement Savings Plan?

  . If you hold shares outside Sylvan's 401(k) Retirement Savings Plan, you will receive, under separate cover, tender offer materials that can be used to tender the shares held outside Sylvan's 401(k) Retirement Savings Plan.

  . Those tender offer materials must not be used to instruct Putnam Fiduciary Trust Company to tender shares allocated to your savings plan account.

   How will the proceeds of the tender of my savings plan shares be invested?

  . If you tender shares held in your savings plan account, the tender proceeds will be reinvested pro-rata in accordance with your current investment directions for new elective deferral contributions. However, if your current investment directions for new elective deferral contributions provide that some or all of your contributions are to be invested in Sylvan common stock, then that portion of the tender proceeds will be invested in the Putnam Stable Value Fund. Once the tender proceeds have been credited to your savings plan accounts, you may reallocate your investments among the various investment funds under the savings plan in the usual manner.

                Can I take advantage of the "Odd Lot" priority?

  . No. Shares held in Sylvan's 401(k) Retirement Savings Plan are not eligible to avoid proration by virtue of the "odd lot" priority.

   Can I make a conditional tender of the shares allocated to my savings plan account?

  . No. Shares held in Sylvan's 401(k) Retirement Savings Plan cannot be conditionally tendered.

                What if I have questions about the tender offer?

  . Contact D.F. King & Co., Inc., the Information Agent for the tender offer, at (800) 207-2014 with any questions about the terms and conditions of the tender offer or how to tender your shares.

      Where do I obtain additional copies of the Letter to Participants in
                    Sylvan's 401(k) Retirement Savings Plan?

  . Additional copies of the Letter to Participants in Sylvan's 401(k) Retirement Savings Plan and any of the other tender offer documents can be obtained from the Information Agent.

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